UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2014

GREENESTONE HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	000-15078	84-1227328
(State of Incorporation)	(Commission File Number)	(IRS Employer Number)

5734 Yonge Street, Suite 300

North York, Ontario, Canada M2M 4E7

(Address of principal executive offices)

(416) 222-5501

(Registrant’s telephone number, including area code)

 Prepared By:

Attn: Sunny Barkats, Esq.,

18 East 41st street 14th floor

New York NY, 10017

www.JSBarkats.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement

On October 6, 2014, GreeneStone Healthcare Corporation, a Colorado corporation (the “Registrant”), entered into an Share Purchase Agreement, dated as of October 6, 2014, with Jaintheelal Parekh Medicine Professional Corporation (“Jaintheelal”) for the sale of all of the outstanding shares of the Registrant’s Endoscopy subsidiary, 1816191 Ontario Ltd. (“1816”), for the sum of C$1,250,000.00. The sale is expected to close on October 15, 2014.

Jaintheelal is owned by Dr. Jay Parekh, the Registrant’s Medical director in charge of Endoscopy. The sale price of C$1,250,000.00 includes the assumption by Jaintheelal of debt in the same amount as the sale price, which debt is owed by 1816 to the Registrant. At closing, Jaintheelal will be permitted to offset the assumed debt by up to $650,000 through the cancellation of three million shares of the Registrant’s common stock (valued at approximately C$250,000) and the cancellation of related party debt owed by 1816 to Jaintheelal and/or Jay Parekh (valued at approximately C$400,000). The remainder of the assumed debt will be repaid by 1816 to the Registrant pursuant to a six-month, interest-bearing note.

Item 9.01 Financial Statements and Exhibits

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
10.1	Share Purchase Agreement, dated as of October 6, 2014, by and between the Registrant and Jaintheel Parekh Medicine Professional Corporation

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREENESTONE HEALTHCARE CORPORATION

Date: October 9, 2014	By:	/s/ Shawn E. Leon
Name: Shawn E. Leon
Title: Chief Executive Officer